Exhibit 10.132

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the “Agreement”), executed on the date signed below, is effective as of January 1, 2014, and is entered into by and between VG Life Sciences Inc. (“VGLS”) a Delaware corporation with its executive office located at 121 Gray Avenue, Suite 200, Santa Barbara, CA 93101 (the “Company”), and JTL Enterprises Corp, a New York corporation with its office located at 1107 38th Avenue, Seattle, WA 98122 (“Consultant”). The terms “Party” and “Parties” refer to the Company and Consultant individually and collectively.

1. Services. The Company wishes to engage Consultant (which is understood to include the undersigned and his designees for all purposes in this agreement) to assist it in matters described in this paragraph and any others requested by the Company and agreed to by the Parties. These services apply to VG Life Sciences Inc. and its subsidiaries, including VG Energy, Inc. (“VGE”) which may be referred to herein as the Companies. This agreement shall apply to SEC Form 10 or SEC Form S-1s filing contemplated by the Company for the year ended December 31, 2013) the “Period”).

The following specific services (collectively, the “Services”) are to be provided by Consultant to the Company:

a)	Review and/or recommendations of appropriate accounting policies and treatment of specific transaction and accounting for issuance of (i) convertible debt, warrants and stock options that may be issued as compensation or (ii) in connection with other types of transactions (i.e. mergers, acquisitions, debt settlements). General other consulting as requested;

b)	Assistance to Company personnel in closing and adjusting the general ledgers of each of the Companies for Period; assistance in preparation and providing previously prepared work papers for independent auditors as required for their audit or review process; assistance in review as necessary of earlier periods transactions and closings and providing workpapers associated with Consultant’s services in earlier periods; processing of any corrections to earlier periods necessitated by these procedures;

c)	Preparation of financial statements and certain notes thereto, as agreed to in advance with management, in accordance with generally accepted accounting principles required for inclusion in SEC Form 10/S-1 for the years ended December 31, 2013 and 2012; and assistance in preparation of appropriate data required for inclusion in these Forms. Such data may include preparation of draft management discussion and analysis, preparation of beneficial ownership tables, executive compensation tables, etc.

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(d)	Participation in response to any relevant resulting SEC comment letters and updating of financial statement, as and if requested by the Company.

The Company may also engage Consultant to perform additional services not specifically mentioned above on mutually agreeable terms.

The timely and accurate completion of the foregoing assumes the timely production for Consultant’s use of all material agreements and transactions and closing of the books and records in accordance with timing to be agreed upon with management. Management and the Board of Directors of the Company acknowledge specifically their continuing obligation to inform Consultant of matters material to the financial condition of the Company and to provide Consultant with complete, timely and accurate information for inclusion in financial statements. The absence of this information could result in errors, inaccuracies or inadequate disclosures in the financial statements and result in material errors. Management and the Board of Directors of the Company specifically acknowledge that the content and completeness of these financial statements will at all times be solely the responsibility and representations of management. Incomplete, misleading or inaccurate public disclosure could necessitate subsequent restatements or corrections to statements previously filed and could result in weaknesses in management’s internal control over financial reporting that may need to be included in its SEC disclosures and reports by its auditors. Consultant shall have no responsibility should such circumstances occur because of incomplete or inadequate disclosure.

2. Fees and Expenses. Compensation included in this paragraph for the Services are based upon the Consultant’s actual hours at actual hourly billing rates for VGLS and VG Energy. Consultant’s fees, based on his hourly rate of $250 per hour and his associate’s rate of $150 per hourly, will be invoiced monthly and are due upon presentation. Other than incidental amounts, out-of-pocket and travel expenses shall be approved by the Company in advance and the Consultant shall be reimbursed upon invoice.

Consultant agrees to accept payment in the form of cash for 50% of the invoice for services and common shares of VGLS for the remaining 50%. Out-of-pocket expenses, if any, shall be paid in cash. These shares shall be valued at the lower of 85% of the 20 day VWAP as of the last day of the period of services under the invoice, or at a the cost per share for other common shares issued to consultants during the six-month period prior to the last date of services rendered pursuant to that invoice, if lower. Payment is due upon presentation, and shares shall be issued within 10 business days to Consultant in accordance with instructions with invoice. VGLS acknowledges that the Consultant will have earned fees as invoiced, and vesting in these payments shares is not contingent upon any future events.

As of February 11, 2014, the Company agrees that it is indebted to Consultant for fees related to Services rendered pursuant to the Consulting Services Agreements for all prior periods in unpaid notes and notes to be issued of $47,500; . Per NPA arrangements with DMBM, the Company is obligated to issue shares to DMBM with respect to cumulative payments of $82,500 made by DMBM through February 13, 2014.

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3. Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their respective affiliates, successors and assigns; provided, however, that in no event shall Consultant’s obligations to perform the Services be transferred by Consultant without the prior written consent of the Company.

4. Term. This Agreement shall commence on the effective date hereof and continue for the period of the Services per Paragraph 1 hereof. The agreement can be terminated in accordance with the provisions of Section 5 hereof. This Agreement can only be modified on mutually agreeable terms in writing.

5. Termination. (i) Either Party may terminate this Agreement on at least thirty (30) days prior written notice; provided, however, if Consultant, or any of its employees or other persons it engages to provide the Services, violate any of the provisions of this Agreement or engage in any criminal activity, the Company may immediately terminate this Agreement without providing said written notice. In the event of termination, the Parties shall finalize any billing based upon the amount of monthly billing specified in paragraph 2 through the date that services were provided and shall be payable immediately in the manner described in Section 2. Nonpayment of Consultant’s invoices in accordance with Paragraph 2 hereof shall be cause for termination by Consultant within ten business days of notice to the Company. In the event of any delinquency in payment of fees under this agreement or any prior agreement between parties, the Consultant is under no obligation to continue to render services hereunder. Consultant’s work product remains Consultants property until fees billable for services are fully satisfied.

6. Independent Contractor Relationship. The relationship of the Company to Consultant shall be that of a contractor dealing at arm’s length. Nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers. Neither Party shall have the power or right to bind or obligate the other Party.

7. Limitation of Liability. Except as otherwise set forth herein, neither Party shall be liable for any special, incidental, indirect, consequential or punitive damages, including loss of profits, loss of business opportunity, or other economic loss, whether arising in contract or tort (including negligence), claimed to have been sustained by a Party directly or indirectly, as a result of or arising pursuant to this Agreement. Except for claims (including claims of personal injury, death, or property damage) caused by Consultant’s bad faith, willful or wanton misconduct, gross negligence or recklessness, or a breach of Consultant’s obligations under the paragraph captioned “Confidentiality,” Consultant shall not be liable to the Company for damages in excess of the fees received by Consultant. The foregoing limitations shall apply even if Consultant is advised of the possibility of such damages or losses.

8. Indemnification. The Company shall indemnify, defend and hold harmless the Consultant from and against any and all losses, damages, liabilities, reasonable attorney’s fees, court costs and expenses resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with any act or omission by the Company, including with respect to any filings by the Company with the SEC, the OTC Markets or any other market or authority.

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9. Notice. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given: (i) when delivered, if personally delivered; (ii) when sent by facsimile transmission, when receipt therefore has been duly received; or (iii) when mailed by United States registered mail, return receipt requested, postage prepaid, or (iv) sent by recognized overnight courier, addressed as set forth in the preamble to this Agreement or to such other address as a Party may have furnished to the other in any writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by an authorized officer of each Party. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party, which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. Except for controversies arising under Section 13 hereof, the Parties hereby irrevocably agree to waive trial by jury and that any controversy arising under or in relation to this Agreement shall be resolved by binding arbitration in accordance with the appropriate rules then in effect of the American Arbitration Association (or comparable authority) using a single, neutral arbitrator. The prevailing party in any court or arbitration proceeding hereunder shall be entitled to reimbursement of its fees, costs and expenses incurred therein, including those of its attorneys.

11. Severability. If in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability, without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other persons or circumstances. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

12. Representations and Warranties of Consultant and the Company. Consultant hereby represents and warrants that: (i) it has the knowledge and skills necessary to provide the Services; (ii) Consultant shall exert reasonable efforts to perform the Services on a timely basis; (iii) it has the full and unrestricted right and authority to enter into and perform this Agreement; (iv) entering into and performing this Agreement does not and shall not breach or violate or conflict with any provision of any agreement or understanding, oral or written, between Consultant and any third party. The Company hereby represents and warrants it will cooperate and provide Consultant with: (a) all necessary complete and accurate information on a timely basis; (b) all information, documents and disclosures that the Company has knowledge of or should have knowledge of that would be necessary for Consultant to perform hereunder; and (c) and specifically the Company and its management have and will specifically advise Consultant of all matters of which they are aware that would be necessary for the preparation of its financial statements by Consultant in accordance with generally accepted accounting principles.

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13. Confidentiality. Consultant understands and agrees that in the course of the engagement with the Company, it may receive and become aware of confidential and proprietary information, projects, practices, customer contacts, potential customers, methodologies and management philosophy relating to the Company’s business (the “Confidential Information”). Consultant hereby acknowledges the sensitivity and confidential nature of the Confidential Information and covenants and agrees to keep all such Confidential Information strictly confidential. In this regard, Consultant shall not at any time or in any manner, either directly or indirectly, divulge, disclose, communicate, or use the Confidential Information it obtains or is otherwise exposed to or becomes aware of as a result of its engagement by the Company in any manner not expressly authorized by the Company in writing. Consultant understands and agrees that its obligation regarding the confidentiality of the Confidential Information shall continue for so long as such Confidential Information remains confidential.

The obligation of confidentiality shall not apply to any Confidential Information: (i) which was already known to Consultant at the time of disclosure and Consultant promptly informs the Company thereof; (ii) which was already in the public domain; (iii) which becomes available to the public through no fault of Consultant; (iv) which is disclosed to others by the Company without restriction as to disclosure and/or commercial use; or (v) which is required to be disclosed by Consultant in response to an effective subpoena, administrative or court order, or other valid legal process but then only to the extent necessary to comply therewith.

Upon termination of this Agreement and upon request by the Company, Consultant will promptly return to the Company all documents, records or other items belonging to the Company, whether prepared by Consultant or furnished to it by the Company, or otherwise, and relating in any way to the business or Confidential Information of the Company, so long as the Company is in compliance with all provisions of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, this Agreement has been executed by the Company and Consultant as of the effective date written above.

VG Life Sciences Inc.

By: /s/ John P. Tynan	Date: February 25, 2014
Name and Title: John Tynan, CEO

JTL Enterprises Corp

By: /s/ Myron W. Landin	Date: February 21, 2014
Name and Title: Myron W. Landin, President

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